Exhibit 99.1


                                                      PRESS RELEASE


CONTACT:  Martin M. Shea                      FOR IMMEDIATE RELEASE
          Triarc Companies, Inc.
          212/230-3030

                 TRIARC SUBSIDIARY TO REDEEM BONDS

     NEW YORK, NY --  December 27, 1995 -- Triarc
Companies, Inc. (NYSE:  TRY)  and its subsidiary
Southeastern Public Service Company (SEPSCO), today announced that SEPSCO has delivered to the indenture trustee for its 11 7/8% Senior Subordinated Debentures due
February 1, 1998 a notice of redemption with respect to all of its outstanding Debentures. The redemption is scheduled to occur on February 22, 1996. As provided in the notice of redemption, holders of the Debentures will be required to deliver the Debentures to the indenture trustee in order to receive payment. There are currently outstanding $45 million principal amount of Debentures. In accordance with the indenture relating to the Debentures, a scheduled sinking fund payment with respect to $9 million principal amount of Debentures will be made on February 1, 1996 prior to the redemption. As previously announced, funding for the redemption will be provided, in part, from proceeds of a $30 million borrowing by National Propane Corporation, a subsidiary of Triarc, under its existing bank facility, with the balance being funded directly by SEPSCO.

     Through its four core businesses, restaurants (Arby's, Inc.), beverages (Royal Crown Company, Inc. and Mistic
Brands, Inc.), textiles (Graniteville Company) and liquefied petroleum gas (National Propane Corporation), Triarc Companies, Inc. currently has annual revenues of more than $1 billion.

                                ###